                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )


           Filed by the Registrant  [X]

           Filed by a Party other than the Registrant   [ ]

           Check the appropriate box:

           [ ]  Preliminary Proxy Statement      [ ]    Confidential, For Use
                                                        of the Commission
                                                        Only (as permitted by
                                                        Rule 14a-6(e) (2))

           [X]  Definitive Proxy Statement

           [ ]  Definitive Additional materials

           [ ]  Soliciting Material Under Rule 14a-12


                               BIOPURE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

           [X]  No fee required.

           [ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

           (1) Title of each class of securities to which transaction applies:
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           (3) Per unit price or other underlying value of transaction computed
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           [ ] Fee paid previously with preliminary materials:

           [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1)  Amount previously paid:
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           (4)  Date Filed:
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


                               BIOPURE CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 5, 2000







To our Stockholders:

         The 2000 annual meeting of stockholders of Biopure Corporation will be held at the Royal Sonesta Hotel, 5 Cambridge Parkway, Cambridge, Massachusetts, on Wednesday, April 5, 2000, beginning at 10:00 a.m. local time. At the meeting, the holders of class A common stock of the Company will act on the following:

         (1) Election of two directors, each for a term of three years; and

         (2) Any other matters that properly come before the meeting.

         All holders of record of shares of class A common stock at the close of business on February 18, 2000 are entitled to vote at the meeting or any postponements or adjournments of the meeting.

                                            By order of the Board of Directors,


                                            Jane Kober
                                            Senior Vice President and Secretary

February 28, 2000
Cambridge, Massachusetts

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ABOUT THE MEETING..............................................................1
         What is the purpose of the annual meeting?............................1
         Who is entitled to vote at the meeting?...............................1
         What are the voting rights of class A common stockholders?............1
         Who can attend the meeting?...........................................1
         What constitutes a quorum?............................................1
         How do I vote?........................................................2
         Can I vote by telephone or electronically?............................2
         Can I change my vote after I return my proxy card?....................2
         What are the Board's recommendations?.................................2
         What vote is required to approve each item?...........................2

STOCK OWNERSHIP................................................................3
         Who are the largest owners, and what is the director and
            executive officer ownership of the Company's stock? ...............3

ITEM 1 -- ELECTION OF DIRECTORS................................................5
         Directors Standing for Election.......................................5
         Directors Continuing in Office........................................5
                  How are directors compensated?...............................6
                  How often did the Board meet during fiscal 1999?.............6
                  What committees has the Board established?...................6
         Certain Relationships and Related Transactions........................7
         Executive Compensation................................................8
         Report of the Board of Directors Relating to Compensation.............8
                  What is the Company's philosophy of executive officer
                     compensation?.............................................8
                  How is the Company's Chief Executive Officer
                     compensated?..............................................9
         Compensation Committee Interlocks and Insider Participation...........9
         Executive Compensation Summary Tables.................................9
                  Non-Competition Agreements..................................11
                  Deferred Compensation Agreement.............................11
                  Employment Agreement........................................11
                  1990 Incentive Compensation and Company Stock
                     Purchase Plan............................................12
                  The 1998 Stock Option Plan..................................12
                  1999 Omnibus Securities and Incentive Plan..................12
                  Incentive Compensation Plan.................................14
         Comparison of Total Returns..........................................14

OTHER MATTERS.................................................................15

ADDITIONAL INFORMATION........................................................15
         Advance Notice Procedures............................................15
         Stockholder Proposals for the 2001 Annual Meeting....................15
         Proxy Solicitation Costs.............................................15

                               BIOPURE CORPORATION


                                11 Hurley Street
                         Cambridge, Massachusetts 02141


                                 ---------------

                                 PROXY STATEMENT

                                 ---------------


         This proxy statement contains information related to the annual meeting of stockholders of Biopure Corporation to be held on Wednesday, April 5, 2000, beginning at 10:00 a.m., at the Royal Sonesta Hotel, 5 Cambridge Parkway, Cambridge, Massachusetts 02141, and at any postponements or adjournments thereof. This solicitation is being made by the Company.

                                ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

         At the Company's annual meeting, stockholders will act upon the election of directors. In addition, the Company's management will report on the Company and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE AT THE MEETING?

         Only stockholders of record at the close of business on the record date, February 18, 2000, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponements or adjournments of the meeting.

         The Company has only one class of voting common stock outstanding, its class A common stock.

WHAT ARE THE VOTING RIGHTS OF CLASS A COMMON STOCKHOLDERS?

         Each outstanding share of class A common stock will be entitled to one vote on each matter to be voted upon at the meeting.

WHO CAN ATTEND THE MEETING?

         All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-served basis.

WHAT CONSTITUTES A QUORUM?

         The presence at the meeting, in person by proxy, of the holders of a majority of the shares of class A common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 22,343,775 shares of class A common stock of the Company were outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

HOW DO I VOTE?

         If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

         You will NOT be able to vote by telephone or electronically.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

         Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

         Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote:

         for election of the nominated slate of directors.

         With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

         ELECTION OF DIRECTORS. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

                                 STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS, AND WHAT IS THE DIRECTOR AND EXECUTIVE OFFICER OWNERSHIP OF THE COMPANY'S STOCK?

         Except as set forth below, the Company knows of no single person or group that is the beneficial owner of more than 5% of the Company's class A common stock. The following table also shows the amount of class A common stock of the Company beneficially owned (unless otherwise indicated) by the Company's directors, the executive officers of the Company named in the Summary Compensation Table below and the directors and executive officers of the Company as a group. Except as otherwise indicated, all information is as of February 14, 2000 and ownership consists of sole voting and investment power.


                                                                ---------------------
                                                                       CLASS A
                                                                     COMMON STOCK
                                                                ---------------------
                                                                 SHARES       PERCENT
                                                                ---------     -------
NAME AND ADDRESS OF BENEFICIAL OWNERS
Carl W. Rausch(1)........................................       2,506,325      11.1
11 Hurley Street
Cambridge, MA 02141

Biopure Associates Limited
  Partnership II(2)......................................       1,528,000       6.7
c/o Biopure Corporation
11 Hurley Street
Cambridge, MA 02141

OCM Principal Opportunities
  Fund, L.P.(3)..........................................       3,212,750      14.2
c/o Oaktree Capital Management
333 S. Grand Avenue
Los Angeles, CA 90071

HTV Industries, Inc.(4)..................................       1,502,729       6.6
Pavilion Office Building
24100 Chagrin Boulevard
Suite 340
Beachwood, OH 44122

Aspen Venture Partners, L.P.(5)..........................       1,301,973       5.7
222 Berkeley Street
Boston, MA 02116

Daniel P. Harrington(6)..................................       1,511,895       6.7

David N. Judelson(7).....................................       2,151,915       9.5

Stephen A. Kaplan(8).....................................       3,217,750      14.2

C. Everett Koop, M.D.(9).................................          11,667         *

Paul A. Looney...........................................              --        --

Charles A. Sanders, M.D.(10).............................          23,649         *

Edward E. Jacobs, Jr., M.D.(11)..........................         528,226       2.3

Maria S. Gawryl, Ph.D.(12)...............................          37,000         *

William D. Hoffman, M.D.(13).............................           2,667         *

Jane Kober (14)..........................................          12,333         *

All Officers and Directors as a Group(15) ...............      10,361,641      45.7


------------------------
* Less than one percent.

(1) Mr. Rausch's shares of class A common stock consist of: sole power to vote and dispose of 1,528,000 shares owned by Biopure Associates Limited Partnership II; sole power to vote and dispose of 936,657 shares owned directly by Mr. Rausch, his family and family trusts; and options exercisable 60 days from February 1, 2000 to purchase 41,667 shares.

(2) Biopure Associates Limited Partnership II is a Massachusetts limited partnership originally formed to hold shares owned primarily by our officers, employees and consultants. Mr. Rausch, as the sole General Partner, has sole power to vote and dispose of these shares. The underlying shares of class A common stock in the partnerships owned indirectly by directors and persons named in the compensation table are as follows: Mr. Rausch 841,667 shares; Dr. Koop 33,333 shares; and Dr. Gawryl 36,667 shares.

(3) Includes warrants to purchase 180,140 shares and does not include options to purchase 5,000 shares held by Mr. Kaplan for the benefit of the fund.

(4) Includes warrants to purchase 11,111 shares.

(5) Includes warrants to purchase 29,979 shares.

(6) Mr. Harrington's shares include 1,502,729 shares owned by HTV Industries, Inc., for which he shares voting and investment power.

(7) Mr. Judelson's shares consist of sole power to vote and dispose of 2,110,248 shares and include options exercisable 60 days from February 1, 2000 to purchase 41,667 shares.

(8) Mr. Kaplan's shares consist of 3,032,610 shares and warrants to purchase 180,140 shares owned of record by OCM Principal Opportunities Fund, L.P., for which Mr. Kaplan has sole power to vote and dispose, and options exercisable 60 days from February 1, 2000 to purchase 5,000 shares, the economic interest in which is owned by OCM Principal Opportunities Fund, L.P.

(9) Dr. Koop's shares include options exercisable 60 days from February 1, 2000 to purchase 5,000 shares and do not include his 33,333 shares referenced above in note 2.

(10) Dr. Sanders' shares include options exercisable 60 days from February 1, 2000 to purchase 5,000 shares and warrants to purchase 667 shares.

(11) Dr. Jacobs' shares include options exercisable 60 days from February 1, 2000 to purchase 5,000 shares.

(12) Dr. Gawryl's shares consist of options exercisable 60 days from February 1, 2000 to purchase 37,000 shares and do not include her 36,667 shares referenced above in note 2.

(13) Dr. Hoffman's shares consist of options exercisable within 60 days of February 1, 2000.

(14) Ms. Kober's shares include options exercisable within 60 days of February 1, 2000 to purchase 8,333 shares.

(15) Includes options exercisable 60 days from February 1, 2000 to purchase 197,333 shares and warrants to purchase 191,918 shares.

         Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, the Company believes that all of the Company's directors and executive officers complied during fiscal 1999 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except that Bing Wong, a senior vice president, reported on October 27, 1999, an August 6, 1999 purchase of 2,000 shares.

                         ITEM 1 -- ELECTION OF DIRECTORS

                         DIRECTORS STANDING FOR ELECTION

         The Board of Directors is currently divided into three classes, having three-year terms that expire in successive years.

         The current term of office of directors in Class I expires at the 2000 annual meeting. The Board of Directors proposes that the nominees described below, both of whom are currently serving as Class I directors, be re-elected for a new term of one year and until their successors are duly elected and qualified.

         Each of the nominees has consented to serve a three-year term. If either of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

         CLASS I DIRECTORS.  The directors standing for election are:

         C. EVERETT KOOP, M.D., 83, has served as a director of Biopure since December 1990. From September 1994 to November 1997, Dr. Koop was the Chairman of the Board of Patient Education Media, Inc. Dr. Koop serves as director of drkoop.com, an Internet health site company, and Biomedics, a pharmaceutical company. Dr. Koop served as the Surgeon General of the United States from 1981 until 1989 and continues to educate the public about health issues through his writings and the electronic media, as Senior Scholar of the C. Everett Koop Institute at Dartmouth College. Dr. Koop received an Sc.D. degree from the Graduate School of the University of Pennsylvania, an M.D. degree from the Cornell University Medical College and an A.B. degree from Dartmouth College.

         PAUL A. LOONEY, 61, has served as President of Biopure since July 1999 and as a director since August 1999. From May 1995 until July 1999, Mr. Looney was a consultant to various biotechnology companies. Between September 1993 and May 1995, Mr. Looney was the Chief Executive Officer, Chief Operating Officer and President of Corning Costar Inc. Mr. Looney is a director of Biosphere Medical, Inc.

                         DIRECTORS CONTINUING IN OFFICE

         CLASS II DIRECTORS.  The following directors have terms ending in 2001:

         DANIEL P. HARRINGTON, 43, has served as a director of Biopure since August 1999. He has been President of HTV Industries, Inc. since 1991. HTV Industries, Inc. is a holding company with manufacturing operations and investments in various industries. He holds a B.B.A. degree from Stetson University and an M.B.A. from Xavier University. Mr. Harrington is a director of Churchill Downs, Inc.

         STEPHEN A. KAPLAN, 40, has served as a director of Biopure since November 1997. Since June 1995, Mr. Kaplan has been a principal in Oaktree Capital Management LLC. From November 1993 to May 1995, he was Managing Director of Trust Company of the West. Since November 1993, Mr. Kaplan has also served as portfolio manager of The Principal Fund. He holds a J.D. degree from New York University School of Law and a B.S. degree in political science from the State University of New York at Stony Brook. Mr. Kaplan serves on the boards of directors of Acorn Products, Inc., Cherokee International LLC, CollaGenex Pharmaceuticals, Inc., Geologistics Corporation, KinderCare Learning Centers Inc. and Roller Bearing Holding Company, Inc.

         CLASS III DIRECTORS. The following directors have terms ending in 2002:

         DAVID N. JUDELSON, 71, is a co-founder and serves as Vice Chairman of Biopure since 1984. Mr. Judelson is also a co-founder of Gulf and Western Industries, Inc., currently known as Paramount Communications, Inc., where he served as President and Chief Operating Officer from 1967 to 1983. Since 1985, he has been Vice Chairman of Horsehead Industries, Inc., a privately owned industrial company. Mr. Judelson holds a bachelor of mechanical engineering degree from New York University College of Engineering.

         CARL W. RAUSCH, 51, is a co-founder and has served as Chairman and Chief Executive Officer of Biopure since 1984. From 1996 until July 1999, Mr. Rausch was also President of Biopure. Prior to Biopure's founding, Mr. Rausch was Vice President, Preparative and Process, at Millipore Corporation. He holds an M.S. degree in chemical engineering from Tufts University, an M.S. degree in chemical engineering from the Massachusetts Institute of Technology and a B.S. degree in chemical engineering from Tufts University.

         CHARLES A. SANDERS, M.D., 67, has served as a director of Biopure since October 1997. From July 1989 until his retirement in May 1995, Dr. Sanders was the Chairman and Chief Executive Officer of Glaxo Inc. Dr. Sanders serves on the boards of Genentech, Inc., Magainin Pharmaceuticals Inc., Vertex Pharmaceuticals, Inc., StaffMark, Inc., Scios Inc., Trimens, Inc., Kendle International Inc. and Pharmacopeia, Inc. and is a member of the President's Committee of Advisors on Science and Technology. He was previously General Director of Massachusetts General Hospital and Professor of Medicine at Harvard Medical School. He received his M.D. degree from the Southwestern Medical College of the University of Texas.

HOW ARE DIRECTORS COMPENSATED?

         BASE COMPENSATION. Each non-employee director receives a fee of $500 per Board meeting attended. Directors who are also employees of the Company receive no additional compensation for service as directors.

         OPTIONS. Non-employee directors have received grants of options to purchase shares of class A common stock. In fiscal 1999 each non-employee director received options to purchase 10,000 shares, except Mr. Judelson, who received an option to purchase 166,680 shares, and Dr. Koop, who received an option to purchase 240,000 shares. Each option grant, vesting in equal installments over two years or four years and having a ten-year term, permits the holder to purchase shares at their fair market value on the date of grant. All of these options have an exercise price of $12.00 per share.

HOW OFTEN DID THE BOARD MEET DURING FISCAL 1999?

         The Board of Directors met 11 times during fiscal 1999. Each director attended more than 75% of the total number of meetings of the Board and Committees on which he served, except for Dr. Koop.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

         The Board of Directors has standing Compensation and Audit Committees.

         The Compensation Committee of the board of directors consists of Mr. Kaplan, Dr. Sanders and Mr. Judelson. Mr. Rausch serves as a non-voting member of this committee.

         The Audit Committee consists of Mr. Harrington and Dr. Sanders.

         COMPENSATION COMMITTEE. The Compensation Committee is charged with reviewing the Company's general compensation strategy; establishing salaries and reviewing benefit programs for the Chief Executive Officer, the Chief Operating Officer and those persons who report directly to them; reviewing, approving, recommending and administering the Company's incentive compensation and stock option plans; and approving any employment and certain consultants' contracts. The Compensation Committee was elected during the second half of 1999 and did not meet in fiscal 1999.

         AUDIT COMMITTEE. The Audit Committee met once in fiscal 1999. Its functions are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective actions; and discuss with management and the independent accountants the Company's draft annual financial statements and key accounting and/or reporting matters.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR BOTH OF THE DIRECTOR NOMINEES.
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In 1987, the Company entered into a license agreement with B. Braun Melsungen AG, also known as Braun, a German hospital supply company. The license and related agreements contemplated product testing, approval, manufacture and marketing of Hemopure by Braun in Europe. In 1997, the Company and Braun mutually agreed to end this collaboration. The termination agreement with Braun provided for both the repurchase by the Company of all of the shares of its class A common stock then owned by Braun and the reacquisition of the exclusive rights to manufacture and market Hemopure in Europe for the approximate amount previously paid by Braun for these shares and rights.

         The Company paid one installment of $1.0 million in 1998 and completed the repurchase of 319,683 shares. The Company paid a second installment of $1.0 million in February 1999. With the proceeds from the Company's initial public offering, it completed the repurchase in fiscal 1999 of the remaining 1,694,273 shares of class A common stock held by Braun for $5.0 million. The license repurchase price is $7.5 million, payable without interest from a 5% royalty on future sales in the European countries covered by Braun's terminated license.

         The Company has a consulting arrangement with C. Everett Koop, M.D., a director. For the fiscal years ended October 31, 1997, 1998 and 1999, it paid Dr. Koop $92,941, $123,780 and 146,132, respectively. It paid $75,500 to Mr.
Judelson, a director, for services in each of fiscal 1997 and fiscal 1998.

         In August 1990, the Company made loans to some of its directors and officers and they used the proceeds from such loans to purchase class A common stock. A loan to Mr. Rausch with $1.4 principal and interest outstanding on January 31, 2000 bears interest at an annual interest rate of 4.71% and principal and interest are due July 31, 2003. The principal and interest on the remaining loan amounts are due to be paid in full on July 31, 2000. The interest rate on these remaining loans is set with reference to the "base rate" announced by Fleet Bank of Massachusetts, N.A. At January 31, 2000, this interest rate was 8.50%. At October 31, 1999, the amount of indebtedness due under these loans where the amount involved is $60,000 or more was:

         Carl W. Rausch, Chairman and Chief Executive Officer - approximately $1.7 million;

         Edward E. Jacobs, Jr., Senior Vice President - $377,713; Dr. Jacobs subsequently paid his loan in full.

         Bing L. Wong, Senior Vice President, International - $101,899; and

         Geoffrey J. Filbey, Vice President, Engineering - $68,746.

                             EXECUTIVE COMPENSATION

         The following Report of the Board of Directors and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

            REPORT OF THE BOARD OF DIRECTORS RELATING TO COMPENSATION

         The Compensation Committee was first created in the second half of fiscal 1999 and did not act on fiscal 1999 compensation. Prior to the creation of a Compensation Committee, the whole Board of Directors approved key compensation matters. Consequently, the Board of Directors has furnished the following report for fiscal year 1999.

WHAT IS THE COMPANY'S PHILOSOPHY OF EXECUTIVE OFFICER COMPENSATION?

         The Company's compensation program for executives consists of three key elements:

         *        a base salary,

         *        a performance-based annual bonus, and

         *        periodic grants of stock options.

         The Board of Directors believes that this three-part approach best serves the interests of the Company and its stockholders. It provides for executive officer compensation that advances both the short- and long-term interests of stockholders. Under this approach, compensation for these officers involves a high proportion of pay that is "at risk" -- namely, the annual bonus and stock options. The annual bonus portion of the Company's compensation program was suspended for executive officers in 1999. Stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company's stockholders.

         BASE SALARY. Base salaries for the Company's executive officers, as well as changes in such salaries, are based upon recommendations by the Chief Executive Officer, Carl Rausch, taking into account such factors as competitive industry salaries; a subjective assessment of the nature of the position; the contribution and experience of the officer; and the length of the officer's service. Mr. Rausch reviews salary recommendations with the Board, which then approves or disapproves such recommendations.

         ANNUAL BONUS. No annual bonuses were paid to executive officers of the Company for fiscal 1999.

         For bonus-eligible executives other than executive officers, the Company's Chief Operating Officer, working with the Company's Chief Executive Officer, develops a Company-wide bonus pool. The size of the bonus pool is based upon a subjective assessment of overall Company and individual unit performance, the extent to which the Company achieved its overall goals or milestones and the Company's available funds. In addition, consideration is given to the need to keep the Company competitive in overall compensation. Once the overall bonus pool is approved, the Company's senior management make individual bonus recommendations, within the limits of the pool, for eligible employees based upon an evaluation of their individual performance and contribution to the Company's overall performance.

         STOCK OPTIONS. Mr. Rausch and Mr. Looney recommend for review and approval the number of options to be granted.

HOW IS THE COMPANY'S CHIEF EXECUTIVE OFFICER COMPENSATED?

         As Chief Executive Officer Mr. Rausch is compensated based on a subjective assessment of overall Company performance, the extent to which the Company achieved its overall goals or milestones and, as the Company has been development stage, its cash resources.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of the members of the Board's Compensation Committee is or has been an officer or employee of the Company, except Mr. Rausch, who is a non-voting member. Jane Kober, Senior Vice President and General Counsel, serves as a member of the board of directors of HTV Industries, Inc., of which Mr. Harrington is President. No other executive officer of Biopure serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

                      EXECUTIVE COMPENSATION SUMMARY TABLES

         The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of October 31, 1999 (the "named executive officers") for services rendered to the Company during each of the last three fiscal years.


                                       -----------------------------------------------------------------------------------------
                                                           ANNUAL
                                                         COMPENSATION                         LONG - TERM COMPENSATION
                                       -----------------------------------------------------------------------------------------
                                                                                         AWARDS          PAYOUTS
                                                                                       ----------       -----------
                                                                                       SECURITIES       EARNINGS ON
                                       FISCAL                           OTHER ANNUAL    UNDERLYING        DEFERRED
                                        YEAR  SALARY($)   BONUS($)    COMPENSATION($)   OPTIONS(#)     COMPENSATION($) 401(k)($)
                                       ------ ---------   --------    ---------------  -----------     --------------- ---------
NAME AND PRINCIPAL POSITION

Carl W. Rausch........................  1999   307,008        --            --          166,680          94,097          4,550
    Chairman and Chief Executive        1998   307,008    75,000            --           83,333         104,408          4,370
    Officer                             1997   252,866    30,000            --               --          94,353          4,725

Edward E. Jacobs, Jr., M.D ...........  1999   205,010        --            --           16,680              --          4,983
    Senior Vice President               1998   205,010    25,000            --           10,000              --          4,565
                                        1997   169,698        --       228,000               --              --          4,852

Maria S. Gawryl, Ph.D ................  1999   202,501        --            --          100,000              --          4,929
    Senior Vice President --            1998   195,000    40,000            --           53,334              --          4,653
    Research and Development            1997   162,040    20,000            --               --              --          4,839

William D. Hoffman, M.D. .............  1999   184,692        --         7,162           68,000              --          3,381
    Chief Medical Officer               1998   123,767        --        30,000            5,333              --             --
                                        1997        --        --            --               --              --             --

Jane Kober............................  1999   220,012        --        80,001          133,340              --          2,285
    Senior Vice President --            1998   102,390        --        40,000           33,333              --             --
    General Counsel and Secretary       1997        --        --            --               --              --             --


 Option Grants in Last Fiscal Year





         The following table summarizes information regarding options granted to the Chief Executive Officer and the Company's other four most highly compensated executive officers during the fiscal year ended October 31, 1999.

         Amounts in the following table represent hypothetical gains that could be achieved for the options if they were exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent an estimate or projection of our future class A common stock prices. These amounts represent certain assumed rates of appreciation in the value of the class A common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the class A common stock and overall stock market conditions. The amounts reflected in the following table may not necessarily be achieved.


                                         ----------------------------------------------------------------------------------
                                                         INDIVIDUAL GRANTS
                                         -----------------------------------------------------     POTENTIAL REALIZABLE
                                                         PERCENT OF                                      VALUE AT
                                          NUMBER OF           TOTAL                               ASSUMED ANNUAL RATES OF
                                         SECURITIES         OPTIONS                              STOCK PRICE APPRECIATION
                                         UNDERLYING      GRANTED TO     EXERCISE                    FOR OPTION TERM($)
                                            OPTIONS    EMPLOYEES IN    PRICE PER    EXPIRATION   --------------------------
                                         GRANTED(#)         1999(%)     SHARE($)     DATE            5%             10%
                                         ----------    ------------    ---------    ----------   ------------     ---------
 NAME AND PRINCIPAL POSITION

 Carl W. Rausch...........................  166,680           11.17        12.00      08/04/09      1,257,890     3,187,740
     Chairman and Chief
     Executive Officer

 Edward E. Jacobs, Jr., M.D...............   16,880            1.12        12.00      08/04/09        125,880       319,003
     Senior Vice President

 Maria S. Gawryl, Ph.D....................  100,000            6.70        12.00      08/04/09        754,674     1,912,491
     Senior Vice President --
     Research and Development

 William D. Hoffman, M.D. ................   68,000            4.56        12.00      08/04/09        513,178     1,300,494
     Chief Medical Officer

 Jane Kober...............................  133,340            8.94        12.00      08/04/09      1,006,282     2,550,115
     Senior Vice President --
     General Counsel and Secretary


Fiscal Year-End Option Values

         The following table shows the number and value of unexercised options held by the Chief Executive Officer and the Company's other four most highly compensated executive officers at October 31, 1999. None of these individuals exercised options in fiscal 1999.

         In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, the fair market value on October 31, 1999 was determined to be $ 9.88 per share, the closing price of the class A common stock as quoted on The Nasdaq National Market on October 29, 1999.


                                                   --------------------------------------------------------------
                                                              NUMBER OF
                                                        SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                          FISCAL YEAR END(#)               FISCAL YEAR END($)
                                                   ------------------------------     ---------------------------
                                                     EXERCISABLE    UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
                                                     -----------    -------------     -----------   -------------
 NAME AND PRINCIPAL POSITION

 Carl W. Rausch.................................          20,833          229,180              --              --
    Chairman and Chief Executive Officer

 Edward E. Jacobs, Jr., M.D.                               2,500           24,180              --              --
    Senior Vice President

 Maria S. Gawryl, Ph.D.                                   23,084          140,583              --              --
     Senior Vice President--
     Research and Development

 William D. Hoffman, M.D........................           1,333           72,000              --              --
     Chief Medical Officer

 Jane Kober.....................................           8,333          158,340              --              --
     Senior Vice President--
     General Counsel and Secretary


NON-COMPETITION AGREEMENTS

All of our executive officers have agreed not to engage in any activities that would compete with our current business or any potential business during their employment terms and for five years thereafter.

DEFERRED COMPENSATION AGREEMENT

On August 8, 1990, we entered into a deferred compensation agreement with Carl Rausch, our Chairman, Chief Executive Officer and President, which provided that we would pay him a lump sum of $700,000 plus interest accrued from August 8, 1990 to the date of payment. The total payment will be due July 31, 2003. The amount of the payment with interest, calculated at the prime interest rate through July 1999 and thereafter at 4.71%, will be $1,686,000. The deferred compensation agreement was entered into as part of Mr. Rausch's overall long-term compensation agreement. Mr. Rausch borrowed money from us in 1990 to purchase class A common stock. See "Certain Relationships and Related Transactions" for more information about this loan.

EMPLOYMENT AGREEMENT

The Company has an employment agreement with Paul A. Looney. The agreement has a three-year term and may be extended. Under the terms of his employment agreement, Mr. Looney will serve as president of Biopure with all the duties and responsibilities of chief operating officer. He is entitled to an annual base salary of not less than $295,000, subject to annual adjustment, and is eligible to participate in all incentive, savings and retirement plans and welfare benefit plans and programs that the Company maintains or implements. In addition, under the agreement, Mr. Looney was promised and has received stock options to purchase 233,340 shares of class A common stock at an exercise price equal to the price to the public in the Company's initial public offering, $12.00 per share. These options have terms of 10 years and will be immediately exercisable in the event of a change of control or in the event of Mr. Looney's death, disability, retirement, termination of employment for reasons other than cause or voluntary termination under certain circumstances. Otherwise, the options shall become exercisable in 25% increments on July 1, 2000, 2001, 2002 and 2003.

This employment agreement also includes non-solicitation and non-competition provisions, restricting Mr. Looney's ability to engage in any activities that would compete with the Company's business.

1990 INCENTIVE COMPENSATION AND COMPANY STOCK PURCHASE PLAN

Under an Incentive Compensation and Company Stock Purchase Plan, the Company sold approximately 1,606,000 "non-lapse" restricted shares of class A common stock in August 1990 to certain key employees, consultants and directors at a purchase price of $1.35 per share. At the time of purchase, these shares had an estimated fair market value of $5.40 per share. The price paid for these shares represented a discount of $4.05 per share. All of these shares were contributed to Biopure Associates Limited Partnership II.

Under the terms of separate stock purchase agreements entered into with each purchaser, the resale price of these shares, whether sold to the Company or to a third party, would be equal to the price of the class A common stock less the discount with accrued interest. Any purchaser of such shares would be subject to the same restrictions. At May 1, 1999, the discount plus accrued interest per share was $7.92. These shares are subject to certain transfer and resale restrictions, including a right of first refusal granted to the Company.

The board has agreed to modify these resale restrictions. In particular, the discount plus accrued interest per share has been fixed at $7.92, and holders may sell their shares or eliminate the restrictions at any time by the payment to the Company of $7.92 per share. In addition, the Company will have the right, exercisable at any time during the 12 months beginning August 1, 2004, to exchange these restricted shares for a number of shares of class A common stock having equivalent value after taking into account the discount of $7.92 per share.

THE 1998 STOCK OPTION PLAN

In 1998, the Board of Directors adopted the 1998 Stock Option Plan as a replacement for the 1988 Stock Option Plan which expired in March 1998. Awards under the 1999 plan were in the form of incentive options, which are defined in the Internal Revenue Code of 1986, or non-statutory options. Options granted under this plan vest in such installments, cumulative or non-cumulative, as the Board may determine.

1999 OMNIBUS SECURITIES AND INCENTIVE PLAN

In 1999, the Board adopted the 1999 Omnibus Securities and Incentive Plan, which has the terms described below. This plan is intended to promote the Company's long-term financial interests and growth by providing incentives to employees and directors and to align their interests with those of the Company's stockholders by acquiring a proprietary interest in the Company's long-term success.

General

The 1999 Omnibus Securities and Incentive Plan provides for the granting of stock options, restricted stock awards, unrestricted stock awards, performance unit awards, performance share awards, distribution equivalent rights, or any combination of the foregoing to employees and directors of the Company and its affiliates. The Company's Compensation Committee administers this plan. The maximum number of shares of class A common stock reserved for issuance under this plan is 1,866,666.

Stock Options

Under the plan, the committee may award stock options, the term and vesting rules of which are to be specified in the respective stock option award agreements. The committee will determine whether to award incentive stock options or nonqualified stock options, as described in the applicable stock option award agreement. The granting of incentive stock options, as defined in the Internal Revenue Code of 1986, is subject to certain limitations as described in the plan, including the requirement that incentive stock options cannot be granted to non-employee directors. The committee will determine the option price, but, in the case of an incentive stock option, the option price will not be less than the fair market value of a share of class A common stock on the date of the grant of the option.

Restricted Stock Awards

The committee may grant restricted stock awards to key management employees and directors pursuant to a restricted stock award agreement. The restricted stock award agreements will describe the rights of the recipient of the restricted stock award, which rights may include or exclude voting rights. During the restriction period, the recipient of a restricted stock award will not receive the certificate representing shares of class A common stock, will not receive dividends and will not be entitled to sell, transfer, pledge or otherwise dispose of the shares. At the end of the restriction period, assuming the recipient has not breached the terms and conditions contained in the restricted stock award agreement, the recipient will receive the certificate representing shares of class A common stock.

Unrestricted Stock Awards

The committee may, in its discretion, award, or sell at a discount, as compensation for past services rendered to us, unrestricted shares of class A common stock. Unrestricted stock is not subject to restrictions on transfer.

Performance Unit Awards

The committee has discretion to set performance goals for an employee or director and related performance units with their dollar value. If the goals are met, the Company will make payment of a cash award equal to the number of bookkeeping units awarded at the dollar value assigned to each such unit.

Performance Share Awards

The committee has discretion to set performance goals for an employee or director which, if met, will result in the receipt of shares of class A common stock. The holder of a performance share award will have no rights as a stockholder until such time, if any, as the holder actually receives shares of class A common stock pursuant to the performance share award.

Distribution Equivalent Rights

The committee has discretion to grant an award entitling the holder to receive bookkeeping credits, cash payments and/or class A common stock distributions equal in an amount to the distributions that would have been made to the holder had the holder held a specified number of shares of class A common stock during the period that the holder held the distribution equivalent right.

Other Features of the 1999 Omnibus Securities and Incentive Plan

Unless otherwise provided in an award agreement, the plan provides that in the event of a change of control, as defined in the plan, and the termination of employment or removal, in the case of a director, under specified circumstances, the holder's outstanding awards will become fully vested and immediately exercisable, all transfer restrictions will lapse and all performance goals will be deemed to have been fully satisfied. The committee, however, can determine that upon a change of control, all outstanding awards will terminate and be cashed out within a specified time period.

The Board of Directors may terminate, alter or amend the 1999 Omnibus Securities and Incentive Plan;

provided, however, that no such action may, without the consent of a holder, materially and adversely impair the rights under any outstanding award.

INCENTIVE COMPENSATION PLAN

We have an incentive compensation plan in place for employees selected at the beginning of each fiscal year by a committee of the board of directors. At the end of each fiscal year, the committee determines the total amount of funds to be made available for incentive compensation for the previous fiscal year. The allotment of the incentive compensation funds among the participants is at the sole discretion of the committee. Awards are not paid out until the April following the third anniversary of the date on which the award was credited to the participant's account. Biopure's general funds are the sole source of payment under this plan.

                           COMPARISON OF TOTAL RETURNS

The following graph compares the performance of the Company's class A common stock (the single class of common stock of the Company that has a public market) with the performance of the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Pharmaceutical Stocks Index from the first day the stock became publicly traded, July 30, 1999, through the end of fiscal 1999. The total stockholder return assumes that $100 was invested on July 30, 1999 in the Company's class A common stock, the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Pharmaceutical Stocks Index, and that all dividends were reinvested.

                               [PERFORMANCE GRAPH]


                                   7/30/99        10/31/99
                                  --------        --------
Biopure                           $ 100.00        $  82.29
Nasdaq US                         $ 100.00        $ 111.28
Nasdaq Pharmaceuticals            $ 100.00        $ 103.82


                             INDEPENDENT ACCOUNTANTS

         The Company has appointed Ernst & Young LLP as the Company's independent accountants for the fiscal year ending October 31, 2000. Ernst & Young LLP has served as the Company's independent accountants since 1990. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 1999 included the examination of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission, and consultations on various tax and information services.

         Representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they desire.

                                  OTHER MATTERS

         As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the item referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

                             ADDITIONAL INFORMATION

         ADVANCE NOTICE PROCEDURES. Under the Company's bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting (which includes stockholder proposals that the Company is required to include in its proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the bylaws) not less than 45 or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's annual meeting. These requirements are separate from and in addition to the SEC's requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's proxy statement.

         STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING. Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company's annual meeting of Stockholders in 2001 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company's Corporate Secretary no later than November 5, 2000.

         PROXY SOLICITATION COSTS. The proxies solicited hereby are being solicited by the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                        By order of the Board of Directors,
                                        Jane Kober
                                        Senior Vice President and Secretary

                                                                        APPENDIX


                                  FORM OF PROXY
                                  -------------

         This Proxy is solicited on behalf of the Board of Directors of

                               BIOPURE CORPORATION

     The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Biopure Corporation to be held on April 5, 2000 at 10:00 A.M. at the Royal Sonesta Hotel, 5 Cambridge Parkway, Cambridge, Massachusetts, and the Proxy Statement in connection therewith, each dated February 28, 2000; (b) appoints Francis H. Murphy and Jane Kober, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this Form of Proxy, all of the shares of Class A Common Stock of Biopure Corporation held of record by the undersigned on February 18, 2000 at the Annual Meeting of Stockholders to be held on April 5, 2000 or any adjournment thereof.


                         (TO BE SIGNED ON REVERSE SIDE)



                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED



                  FOR NOMINEES      WITHHOLD AUTHORITY
                   LISTED AT        TO VOTE FOR NOMINEES
                    RIGHT            LISTED AT RIGHT


Election of                                             NOMINEES  C.  Everett Koop, M.D.   2.  In their discretion the Proxies
Class I                                                           Paul A.  Looney              are authorized to vote upon such
Directors           ______           _________                                                 other business as may properly come
                                                                                               before the meeting.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL                                       THIS PROXY, WHEN PROPERLY EXECUTED,
NOMINATED, STRIKE A LINE THROUGH THAT NOMINEE'S                                        WILL BE VOTED IN THE MANNER DIRECTED
NAME IN LIST AT RIGHT.                                                                 HEREIN BY THE UNDERSIGNED
                                                                                       STOCKHOLDER. IF NO DIRECTION IS
                                                                                       MADE,  THIS  PROXY WILL BE VOTED FOR
                                                                                       PROPOSALS 1 AND 2.





SIGNATURE________________________________ DATE_______________ _________________________________ DATE__________________
                                                                SIGNATURE IF HELD JOINTLY
